Change in Independent Registered Public Accounting Firm

Effective October 4, 2024, EisnerAmper LLP (“EisnerAmper”) resigned as the independent registered public accounting firm of the City National Rochdale Strategic Credit Fund (the “Fund”), a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund and organized as a Delaware statutory trust.

The reports of EisnerAmper on the financial statements of the Fund for the fiscal years ended May 31, 2023, and May 31, 2024, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended May 31, 2023, and May 31, 2024, and during the subsequent interim period through October 4, 2024: (i) there were no disagreements between the Fund and EisnerAmper on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EisnerAmper, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

Effective November 21, 2024, the Audit Committee of the Fund’s Board of Trustees recommended, and the Board of Trustees approved, the appointment of Cohen & Company, Ltd. (“Cohen”) as the Fund’s independent registered public accounting firm for the fiscal year ending May 31, 2025.

During the fiscal years ended May 31, 2023, and May 31, 2024, and during the subsequent interim period through October 4, 2024, neither the Fund, nor anyone acting on its behalf, consulted with Cohen regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto); or (ii) a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).